Exhibit 23.1

Consent of Independent Accountants



We consent to the incorporation by reference in this registration statement (Form S-1) of Startech Environmental Corporation of our report dated December 15, 2004, included in the October 31, 2004 Annual Report to the Shareholders of Startech Environmental Corporation.



/s/ Kostin Ruffkess & Company, LLC
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Kostin Ruffkess & Company, LLC


Farmington, Connecticut
June 1, 2007